                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                  FORM 8-K/A

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                               February 27, 1998
                               -----------------
               Date of Report (Date of earliest event reported)


                           ROGUE WAVE SOFTWARE, INC.
                           -------------------------
            (Exact name of registrant as specified in its charter)


        Delaware                   0-28900                   93-1064214
------------------------------   -----------            ------------------
 (State or other jurisdiction    (Commission             (I.R.S. Employer
     of incorporation)           File Number)           Identification No.)


                              5500 Flatiron Parkway
                               Boulder, CO 80301
                               -----------------
                    (Address of principal executive offices)


                                 (303) 473-9118
                                 --------------
              (Registrant's telephone number, including area code)

     The undersigned registrant hereby amends its Form 8-K dated February 27, 1998 and filed on March 9, 1998 by amending Item 7 to add the restated financial statements of the registrant.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.



                        INDEPENDENT AUDITORS' REPORT



The Board of Directors
Rogue Wave Software, Inc.:

     We have audited the accompanying consolidated balance sheets of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Stingray Software, Inc. (Stingray), a wholly-owned subsidiary acquired on February 28, 1998 in a business combination accounted for as a pooling of interests, which statements reflect total assets constituting 3.4 percent in 1996 and 3.7 percent in 1997 and total revenue constituting 6.9 percent in 1996 and 13.1 percent in 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to the amounts included for Stingray, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rogue Wave Software, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.


                              KPMG PEAT MARWICK LLP


Denver, Colorado
May 8, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Stingray Software, Inc.:

     We have audited balance sheets of Stingray Software, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows for the years then ended (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. we believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stingray Software, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                              COOPERS & LYBRAND L.L.P.


Raleigh, North Carolina
January 26, 1998

                          ROGUE WAVE SOFTWARE, INC.
                              AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                               SEPTEMBER 30,
                                                                                         -------------------------
                                        ASSETS                                            1996 (1)      1997 (1)
                                                                                         -----------  ------------
Current assets:
   Cash and cash equivalents...........................................................     $ 1,818       $10,088
   Short-term investments..............................................................          --        25,739
   Accounts receivable, net............................................................       4,662         6,707
   Prepaid expenses and other current assets...........................................         906           976
   Deferred income taxes...............................................................         108           381
                                                                                            -------       -------
   Total current assets................................................................       7,494        43,891
Furniture, fixtures and equipment, net.................................................       2,801         4,297
Other noncurrent assets, net...........................................................         254         2,370
                                                                                            -------       -------
   Total assets........................................................................     $10,549       $50,558
                                                                                            =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable....................................................................         700           969
   Accrued expenses....................................................................         911         2,664
   Deferred revenue....................................................................       3,052         6,187
   Current portion of long-term obligations............................................         217           202
                                                                                            -------       -------
   Total current liabilities...........................................................       4,880        10,022
Long-term obligations, less current portion............................................         322           351
                                                                                            -------       -------
   Total liabilities...................................................................       5,202        10,373
Commitments and contingencies
Mandatorily redeemable preferred stock, $0.001 par value. Authorized 2,350 and 5,000 shares; issued and outstanding 1,543 and zero shares at September 30, 1996 and 1997,
 respectively..........................................................................       4,664            --
                                                                                            -------       -------
Stockholders' equity:
   Common stock, $0.001 par value. Authorized 35,000 shares; issued and outstanding
    5,307 and 10,024 shares at September 30, 1996 and 1997, respectively...............          19            23
     Additional paid-in capital........................................................         676        36,695
   Stockholder note receivable.........................................................         (13)           --
   Retained earnings...................................................................          24         3,587
   Cumulative translation adjustment...................................................         (23)         (120)
                                                                                            -------       -------
   Total stockholders' equity..........................................................         683        40,185
                                                                                            -------       -------
   Total liabilities and stockholders' equity..........................................     $10,549       $50,558
                                                                                            =======       =======

(1)  Restated for pooling of interests. See note 1.

         See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)
                                                                               YEAR ENDED SEPTEMBER 30,
                                                                        ---------------------------------------
                                                                         1995 (1)      1996 (1)      1997 (1)
                                                                        -----------  ------------  ------------
Revenue:
 License revenue......................................................     $10,482       $16,259       $25,125
 Service and maintenance revenue......................................       1,520         3,979         9,570
                                                                           -------       -------       -------
   Total revenue......................................................      12,002        20,238        34,695
                                                                           -------       -------       -------
Cost of revenue:
 Cost of license revenue..............................................       1,059         1,492         1,991
 Cost of service and maintenance revenue..............................       1,123         1,663         2,996
                                                                           -------       -------       -------
   Total cost of revenue..............................................       2,182         3,155         4,987
                                                                           -------       -------       -------
   Gross profit.......................................................       9,820        17,083        29,708
                                                                           -------       -------       -------
Operating expenses:
 Product development..................................................       3,211         6,082         7,662
 Sales and marketing..................................................       4,891         8,598        14,623
 General and administrative...........................................       1,498         2,479         3,663
                                                                           -------       -------       -------
   Total operating expenses...........................................       9,600        17,159        25,948
                                                                           -------       -------       -------
   Income (loss) from operations......................................         220           (76)        3,760
Other income (expense), net...........................................         (10)          100         1,403
                                                                           -------       -------       -------
   Income before income taxes.........................................         210            24         5,163
Income tax expense (benefit)..........................................         106           (24)        1,459
                                                                           -------       -------       -------
   Net income.........................................................     $   104       $    48       $ 3,704
                                                                           =======       =======       =======
Pro forma net income data (unaudited):
   Income before income taxes, as reported............................     $   210       $    24       $ 5,163
   Pro forma income tax expense (benefit).............................         115           (19)        1,775
                                                                           -------       -------       -------
  Pro forma net income................................................     $    95       $    43       $ 3,388
                                                                           =======       =======       =======
Basic earnings per share..............................................     $  0.03       $  0.01       $  0.42
                                                                           =======       =======       =======
Diluted earnings per share............................................     $  0.02       $  0.01       $  0.36
                                                                           =======       =======       =======
Pro Forma basic earnings per share (unaudited)........................     $  0.02       $  0.01       $  0.38
                                                                           =======       =======       =======
Pro Forma diluted earnings per share (unaudited)......................     $  0.02       $  0.01       $  0.33
                                                                           =======       =======       =======
Shares used in basic per share calculation............................       4,129         5,077         8,807
Shares used in diluted per share calculation..........................       4,941         7,593        10,420

(1)  Restated for pooling of interests. See note 1.

          See accompanying notes to consolidated financial statements

                           ROGUE WAVE SOFTWARE, INC.
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)

                                                 COMMON STOCK
                                                --------------  ADDITIONAL  STOCKHOLDER   RETAINED    CUMULATIVE       TOTAL
                                                                 PAID-IN        NOTE      EARNINGS   TRANSLATION   STOCKHOLDERS'
                                                SHARES  AMOUNT   CAPITAL     RECEIVABLE   (DEFICIT)   ADJUSTMENT       EQUITY
                                                ------  ------  ----------  ------------  ---------  ------------  --------------
Balance at September 30, 1994.................   3,425     $ 3     $   636  $       (13)    $  (90)  $        --         $   536
Issuance of common stock......................   1,652      15           4           --         --            --              19
Net income....................................      --      --          --           --        104            --             104
                                                ------     ---     -------  -----------     ------   -----------         -------
Balance at September 30, 1995 (1).............   5,077      18         640          (13)        14            --             659
Exercise of stock options.....................     230       1          36           --         --            --              37
Net income....................................      --      --          --           --         48            --              48
Payment of dividends..........................      --      --          --           --        (38)           --             (38)
Foreign currency translation adjustment.......      --      --          --           --         --           (23)            (23)
                                                ------     ---     -------  -----------     ------   -----------         -------
Balance at September 30, 1996 (1).............   5,307      19         676          (13)        24           (23)            683
Issuance of common stock, net.................   4,297       4      34,269           --         --            --          34,273
Exercise of stock options.....................     420      --         327           --         --            --             327
Tax benefit from stock option exercises.......      --      --       1,423           --         --            --           1,423
Net income....................................      --      --          --           --      3,704            --           3,704
Payment of dividends..........................      --      --          --           --       (141)           --            (141)
Payment on shareholder note receivable........      --      --          --           13         --            --              13
Foreign currency translation adjustment.......      --      --          --           --         --           (97)            (97)
                                                ------     ---     -------  -----------     ------   -----------         -------
Balance at September 30, 1997 (1).............  10,024     $23     $36,695  $        --     $3,587   $      (120)        $40,185
                                                ======     ===     =======  ===========     ======   ===========         =======


(1) Restated for pooling of interests. See note 1.




         See accompanying notes to consolidated financial statements.


                           ROGUE WAVE SOFTWARE, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (in thousands)
                                                                                                   YEAR ENDED SEPTEMBER 30,
                                                                                           -------------------------------------
                                                                                            1995 (1)     1996 (1)      1997 (1)
                                                                                           ---------  ------------  ------------
Cash flows from operating activities:
   Net income............................................................................. $    104      $     48      $  3,704
 Adjustments to reconcile net income to net cash from operating activities:
   Depreciation and amortization..........................................................      514           819         1,900
   Loss on disposal of equipment..........................................................       23            --            --
  Changes in assets and liabilities:
    Accounts receivable...................................................................   (1,139)       (2,497)         (986)
    Prepaid expenses and other current assets.............................................      (64)         (684)          125
    Deferred income taxes.................................................................      (80)          (28)         (273)
    Other noncurrent assets...............................................................      (16)          (72)         (723)
    Accounts payable and accrued expenses.................................................      440           423         2,069
    Deferred  revenue.....................................................................      702         1,701         2,433
                                                                                           --------      --------      --------
      Net cash from operating activities..................................................      484          (290)        8,249
                                                                                           --------      --------      --------
Cash flows from investing activities:
   Purchase of furniture, fixtures and equipment..........................................     (326)       (2,134)       (2,876)
   (Purchase) maturity of short-term investments..........................................      344            --       (25,738)
   Purchase of business, net of cash acquired.............................................       --            --          (879)
                                                                                           --------      --------      --------
      Net cash from investing activities..................................................       18        (2,134)      (29,493)
                                                                                           --------      --------      --------
Cash flows from financing activities:
   Payments on long-term obligations......................................................     (313)         (296)         (198)
   Net proceeds from issuance of mandatorily redeemable preferred stock...................      199         3,524            --
   Net proceeds from issuance of common stock.............................................       19            --        29,609
   Payments of dividends..................................................................       --           (38)         (141)
   Payment on shareholder note receivable.................................................       --            --            13
   Proceeds from exercise of stock options................................................       --            37           327
                                                                                           --------      --------      --------
      Net cash from financing activities..................................................      (95)        3,227        29,610
                                                                                           --------      --------      --------
Effect of exchange rate changes on cash and cash equivalents..............................       --            (1)          (96)
                                                                                           --------      --------      --------
      Net change in cash and cash equivalents.............................................      407           802         8,270
Cash and cash equivalents at beginning of period..........................................      609         1,016         1,818
                                                                                           --------      --------      --------
Cash and cash equivalents at end of period................................................ $  1,016      $  1,818      $ 10,088
                                                                                           ========      ========      ========
Supplemental disclosure of cash flow information:
   Cash paid for interest................................................................. $     53      $     37      $     38
   Cash paid for taxes....................................................................      258           106            47
Supplemental disclosure of non-cash investing and financing activities:
   Acquisition of equipment financed by capital lease obligations.........................      346           375            --
   Common stock issued for conversion of mandatorily redeemable preferred stock...........       --            --         4,664
Purchase of business, net of cash acquired:
   Working capital, other than cash.......................................................       --            --          (823)
   Equipment..............................................................................       --            --           121
   Cost in excess of net assets acquired..................................................       --            --         1,539
   Other..................................................................................       --            --            42
                                                                                           --------      --------      --------
        Net cash used to acquire business.................................................       --            --           879
                                                                                           ========      ========      ========

(1)  Restated for pooling of interests. See note1.

          See accompanying notes to consolidated financial statements.

                           ROGUE WAVE SOFTWARE, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (in thousands, except per share amounts)



(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

     Rogue Wave Software, Inc. and subsidiaries (the "Company") is primarily engaged in the development, sale and support of object-oriented software parts and related tools. The Company markets its products primarily through its direct sales organization and, to a lesser extent, through outside sales representatives and indirect channel partners to business and government customers. The Company operates in a single industry segment across geographically diverse markets.

Basis of Presentation

     The Company acquired all of the common stock of Stingray Software, Inc. (Stingray) on February 28, 1998 in exchange for 1,652 shares of the Company's common stock in a transaction accounted for as a pooling of interests (see Note
2). The Company's consolidated financial statements and notes to consolidated financial statements have been restated for all periods presented to combine the financial position, results of operations and cash flows of Stingray with those of the Company. The consolidated financial statements include the accounts of the Company and its other wholly-owned subsidiaries as of and for the years ended September 30, and the accounts of Stingray as of and for the years ended December 31. Intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Currency Translation

     The Company translates the assets and liabilities of its non-U.S. functional currency subsidiaries into dollars at the rates of exchange in effect at the end of the period. Revenue and expenses are translated using rates that approximate those in effect during the period. Gains and losses from currency translation are included in stockholders' equity in the consolidated balance sheets.

Cash Equivalents and Short-Term Investments

     Cash equivalents consist of investments in highly liquid investment instruments with original maturities of less than three months at date of acquisition. Short-term investments consist primarily of commercial paper with acquired maturities of 180 days or less. Short-term investments are held as securities available for sale and are carried at their market value as of the
balance sheet date, which approximated cost.   At September 30, 1997, there was
$300 of cash restricted for various purposes.

Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Equipment under capital leases is stated at the present value of future minimum lease payments at the inception of the lease. Depreciation of furniture, fixtures and equipment is calculated on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Equipment held under capital leases is amortized straight-line over the shorter of the lease term or estimated useful lives of the leased assets.

Intangible Assets

     Other noncurrent assets include purchased software rights, a covenant not to compete and goodwill, which are amortized over estimated useful lives of three to five years using the straight-line method. Original cost of these intangibles was $671 and $2.8 million at September 30, 1996 and 1997 respectively. Accumulated amortization at September 30, 1996 and 1997 was $562 and $962, respectively. Amortization charged to expense was $224, $221 and $400 for the years ended September 30, 1995, 1996 and 1997, respectively.

Foreign Exchange Contracts

     The Company enters into foreign exchange forward contracts to hedge certain operational and balance sheet exposures from changes in foreign currency exchange rates. Such exposures result from the portion of the Company's operations, assets, and liabilities that are denominated in currencies other than the U.S. dollar. These transactions are entered into to hedge purchases, sales, and other normal recurring transactions and accordingly are not speculative in nature. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue leveraged derivative financial instruments. Market value gains and losses on such contracts that result from fluctuations in foreign exchange rates are recognized as offsets to the exchange gains or losses on the hedged transactions. By their nature, these transactions generally offset. The net gain or loss on such foreign currency contracts and underlying transactions was not material during 1997. The Company had outstanding short-term forward exchange contracts to exchange German marks for U.S. dollars in the amount of $1.1 million at September 30, 1997.

Revenue Recognition

     License revenue is recognized at the time of shipment. License revenue includes a limited initial term of maintenance, the cost of which is insignificant. Maintenance and service revenue includes maintenance revenue which is recognized ratably over the maintenance period and service revenue which includes training and consulting services recognized as services are performed. The Company generally provides a thirty-day right of return policy for software sales. The allowance for returns was $113 and $230 at September 30, 1996 and September 30, 1997, respectively.

Advertising costs

     Advertising costs are charged to expense when incurred.

Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short term investments, and accounts receivable. The counter parties to the agreements relating to the Company's cash equivalents and short term investments consist of various major corporations and financial institutions of high credit standing. The Company's receivables are derived primarily from the sales of software products and services to customers in diversified industries as well as distributors in the U.S. and foreign markets. International revenue accounted for approximately 20%, 21%, and 24% of the Company's total revenue for the years ended September 30, 1995, 1996, and 1997, respectively. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company provided allowance for doubtful accounts of $114 and $258 at September 30, 1996 and 1997, respectively.

Research and Development

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The Company begins capitalization upon completion of a working model. To date, such capitalizable costs have not been material. Accordingly, the Company has charged all such costs to product development expense.

Computation of Net Income Per Share

          Income (loss) per share is presented in accordance with the provisions of `Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for potential common shares and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period.
Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

Pro Forma Net Income

     To properly reflect the Company's pro forma net income, the net income of Stingray which was not subject to income taxes due to their S corporation status, has been tax effected and included as a pro forma adjustment to income tax expense in the accompanying consolidated statements of operations. This adjustment was computed as if Stingray had been a taxable entity subject to federal and state income taxes for all periods presented at the marginal tax rates applicable in such periods.

Accounting for Stock-Based Compensation

     The Company has elected to account for its stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and has adopted the "disclosure only" alternative described in SFAS 123, Accounting for Stock-Based Compensation.

(2)  MERGERS AND ACQUISITIONS

     On October 27, 1995, the Company acquired all of the common stock of Inmark Development Corporation ("Inmark") in exchange for 878 shares of the Company's common stock in a transaction accounted for as a pooling of interests. Inmark was a privately held corporation specializing in the development, distribution and support of object-oriented graphical user interface library software. The Company's consolidated financial statements and notes to consolidated financial statements have been restated to include the results of Inmark for all periods presented.

     On February 15, 1997, the Company acquired 100% of the outstanding stock of PVI Precision Software GmbH ("Precision") for $1.9 million in cash and notes payable. Precision is a European distributor of Rogue Wave software products and other companies' software products in Germany, the United Kingdom, France, and the Benelux countries. The acquisition has been accounted for under the purchase method and accordingly, the accompanying consolidated financial statements include Precision's results beginning with the acquisition date. Consolidated pro forma results of operations as if the acquisition had occurred at the beginning of the fiscal years 1995, 1996, and 1997 are not presented as the pro forma effect is not material.

     As discussed in note 1, on February 28, 1998, the Company acquired 100% of the outstanding stock of Stingray Software, Inc. (Stingray) in exchange for 1,652 shares of the Company's common stock in a transaction accounted for as a pooling of interests. Stingray was a privately held corporation which develops and distributes object oriented developer tools for Windows software programmers.

     Revenue and net income of the Company, Stingray and the combined operations for the years ended September 30 are as follows:

                                                       THE
                                                     COMPANY     STINGRAY     COMBINED
                                                    ----------- ----------  -------------
Year ended September 30, 1995:
Total revenue.....................................      $11,937      $   65        $12,002
Net income........................................           79          25            104
Year ended September 30, 1996:
Total revenue.....................................       18,845       1,393         20,238
Net income........................................           35          13             48
Year ended September 30, 1997:
Total revenue.....................................       30,166       4,529         34,695
Net income........................................        2,798         906          3,704

(3)  BALANCE SHEET COMPONENTS

Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment at September 30, consist of the following:

                                                                     1996        1997
                                                                   --------     ------
Computer equipment............................................       $3,349     $4,957
Furniture, fixtures and equipment.............................          562      1,860
                                                                     ------     ------
                                                                      3,911      6,817
Less accumulated depreciation and amortization................        1,110      2,520
                                                                     ------     ------
   Furniture, fixtures and equipment, net.....................       $2,801     $4,297
                                                                     ======     ======

     Depreciation expense for the years ended September 30, 1995, 1996 and 1997 was $262, $598 and $1,501, respectively.

Accrued Expenses

     The Company's accrued expenses at September 30, include the following:

                                                                   1996           1997
                                                                   ------      -------
Accrued payroll and related liabilities..........................   $ 471      $1,503
Other accrued expenses...........................................     440       1,161
                                                                    -----      ------
   Accrued expenses..............................................   $ 911      $2,664
                                                                    =====      ======

(4)  LEASES

     The Company leases certain equipment and office space through noncancelable operating lease arrangements. The leases expire 1997 through 2001 and are net leases with the Company paying all executory costs, including insurance, utilities and maintenance. Rent expense for operating leases during the years ended September 30, 1995, 1996 and 1997 was $210, $601 and $915, respectively.

     Property under capital leases at September 30, is as follows:

                                                                1996          1997
                                                             -----------  ------------
Computer equipment.........................................        $ 750         $ 750
Office furniture and equipment.............................           39            39
                                                                   -----         -----
   Total...................................................          789           789
Less accumulated amortization..............................          282           522
                                                                   -----         -----
   Property under capital leases, net......................        $ 507         $ 267
                                                                   =====         =====

     Amortization expense is included in depreciation expense for furniture, fixtures and equipment.

Future minimum lease payments under capital and operating leases (with initial or remaining lease terms in excess of one year) and the present value of future minimum capital lease payments are as follows:

                                                              CAPITAL      OPERATING
                                                            -----------  --------------
Year ending September 30:
   1998...................................................         $217          $2,124
   1999...................................................          119           2,243
   2000...................................................            4           1,442
   2001...................................................           --           1,081
   2002...................................................           --             894
   2002 thereafter........................................           --           1,842
                                                                   ----          ------
    Total minimum lease payments..........................          340          $9,626
                                                                                 ======
Less amounts representing interest........................          18
                                                                  ----
   Present value of future minimum lease payments.........         322
Less current portion......................................         202
                                                                  ----
   Obligations under capital leases, less current portion.        $120
                                                                  ====

(5)  LONG-TERM DEBT

     Long-term debt at September 30, consists of the following:

                                                                            1997
                                                                          ----------
Non-interest bearing note payable related to business combination due
 February 2012, discounted on an imputed interest rate of 10%
 (unamortized discount of $769)......................................       $ 231
Less current portion of long-term debt...............................         --
                                                                           -----
   Long-term debt, less current portion..............................      $ 231
                                                                           =====

(6)  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------------------------
                                                          1995             1996            1997
                                                     ---------------  --------------  --------------
Current:
 Federal...........................................           $ 142           $  --          $1,582
 State and local...................................              44               4             150
                                                              -----           -----          ------
                                                                186               4           1,732
                                                              -----           -----          ------
Deferred:
 Federal...........................................             (49)            (22)           (213)
 State and local...................................             (31)             (6)            (60)
                                                              -----           -----          ------
                                                                (80)            (28)           (273)
                                                              -----           -----          ------
   Total...........................................           $ 106           $ (24)         $1,459
                                                              =====           =====          ======

Income tax expense differs from the expected tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to net income before income taxes) as follows:

                                                                                     YEAR ENDED SEPTEMBER 30,
                                                                              ---------------------------------------
                                                                                  1995          1996         1997
                                                                              ------------  ------------  -----------
Computed expected income tax expense........................................        $  63         $   4       $1,447
Increase (reduction) in income tax expense resulting from:
 State income tax expense...................................................            1             3          228
 Research and experimentation credit........................................         (110)         (108)        (312)
 Change in valuation allowance..............................................          120            43          610
    Acquired foreign net operating loss carryforwards.......................           --            --         (568)
 Rate differential..........................................................           14            --            -
 Non-deductible meals and entertainment.....................................            9            14           59
 Other, net.................................................................            9            20           (5)
                                                                                    -----         -----       ------
   Income tax expense (benefit).............................................        $ 106         $ (24)      $1,459
                                                                                    =====         =====       ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                                               SEPTEMBER 30,
                                                                                   ------------------------------------
                                                                                        1996               1997
                                                                                   ---------------  -------------------
Deferred tax assets:
   Accounts receivable...........................................................           $  --               $  120
   Intangible assets.............................................................              37                   61
   Accrued expenses..............................................................              95                   99
   Net operating loss carryforwards..............................................              74                   96
   Foreign operating loss carryforwards..........................................              66                  692
   Research and experimentation credit carryforward..............................             217                  288
   Other.........................................................................              14                   30
                                                                                            -----               ------
   Total gross deferred tax assets...............................................             503                1,386
   Valuation allowance...........................................................            (357)                (967)
                                                                                            -----               ------
   Net deferred tax assets.......................................................             146                  419
Deferred tax liabilities:
   Cash to accrual adjustment....................................................              18                    9
   Property and equipment, due to differences in depreciation....................              20                   29
                                                                                            -----               ------
   Total gross deferred tax liabilities..........................................              38                   38
                                                                                            -----               ------
   Net deferred taxes............................................................           $ 108               $  381
                                                                                            =====               ======

     At September 30, 1997, the Company had net operating loss carryforwards for federal, state and foreign income tax purposes of $266, $119 and $1,544, respectively. The federal net operating loss expires 2007 to 2010 and the state net operating loss expires in 2000. The Company also had $288 of tax credit carryforwards that expire 2003 to 2012. The net federal and state operating losses and $86 of the tax credit carryforwards were generated by Inmark prior to Inmark's merger with the Company on October 27, 1995. As a result, utilization of all such amounts are limited by the future taxable income of Inmark. Utilization of the acquired foreign net operating loss carryforwards will first be offset against goodwill associated with the acquisition of Precision before being recorded as a tax benefit.

(7)  STOCKHOLDERS' EQUITY

Initial Public Offering

     On November 21, 1996, the Company completed an initial public offering of 2,368 shares of common stock at $12.00 per share. The Company received net proceeds of $25.4 million. In connection with the initial public offering, all outstanding shares of preferred stock converted into 1,543 shares of common stock.

Follow-on Public Offering

     On August 21, 1997, the Company completed a public offering of 350 shares of common stock at $12.00 per share. The Company received net proceeds of $3.9 million.

(8)  EQUITY INCENTIVE PLAN

     In June 1996, the Company's Board of Directors adopted the 1996 Equity Incentive Plan (the Equity Incentive Plan). The Company has reserved 3,000 shares of common stock for issuance under the Equity Incentive Plan. The Equity Incentive Plan replaces the Company's 1994 Stock Option Plan and the Inmark Stock Option Plan.

     The Equity Incentive Plan provides for grants of stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors), directors and consultants of the Company. The Equity Incentive Plan is administered by the Board of Directors of a committee appointed by the Board, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

     The terms of a stock option granted under the Equity Incentive Plan generally may not exceed ten years (five years in the case of holders of more than 10% of the Company's capital stock). The exercise price of options granted under the Equity Incentive Plan is determined by the Board of Directors but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the common stock on the date of grant. Options granted under the Equity Incentive Plan vest at the rate specified in the option agreement.

     The following table summarizes stock option activity through September 30, 1997:


                                                                                         WEIGHTED AVG.
                                                                            SHARES      PRICE PER SHARE
                                                                        --------------  ----------------
Outstanding options at September 30, 1994.............................          1,188             $ 0.19
Granted...............................................................            460               0.72
Exercised.............................................................             --                 --
Canceled..............................................................           (267)              0.15
                                                                                -----             ------
Outstanding options at September 30, 1995.............................          1,381               0.37
Granted...............................................................            554               6.02
Exercised.............................................................           (230)              0.25
Canceled..............................................................           (255)              1.36
                                                                                -----             ------
Outstanding options at September 30, 1996.............................          1,450               2.39
Granted...............................................................            961              10.23
Exercised.............................................................           (420)              0.81
Canceled..............................................................           (102)              3.33
                                                                                -----             ------
Outstanding options at September 30, 1997.............................          1,889             $ 6.65
                                                                                =====             ======

     Of the 1,889 options outstanding at September 30, 1997, 458 options were vested and exercisable. For various price ranges, weighted average characteristics of outstanding stock options at September 30, 1997 were as follows:

                                                    OUTSTANDING OPTIONS                        EXERCISABLE OPTIONS
                                          ---------------------------------------      -----------------------------------
                                               REMAINING             WEIGHTED                                  WEIGHTED
      EXERCISE PRICE           SHARES         LIFE (YEARS)          AVG. PRICE             SHARES             AVG. PRICE
--------------------------  ------------- -------------------     ---------------      ---------------      --------------
       $0.15-$0.53                    467                7.0              $ 0.25                  241              $ 0.24
       $1.94-$7.50                    531                8.7              $ 5.90                  146              $ 5.65
       $8.25-$10.00                   463                9.1              $ 8.87                   10              $ 9.95
      $10.25-$23.50                   428               11.3              $12.84                   61              $12.82
                                    -----                                                         ---
                                    1,889               8.97              $ 6.65                  458              $ 3.86
                                    =====                                                         ===

     The Company follows APB 25, to account for stock option and employee stock purchase plans. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for these plans been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS 123, pro forma net income and earnings per share would have been:


YEAR ENDED SEPTEMBER 30,                                                       1996               1997
                                                                          ------------       ------------
Pro forma net income (loss)...............................................      $ (125)            $2,656
Pro forma basic earnings (loss) per share.................................       (0.02)              0.35
Pro forma diluted earnings (loss) per share...............................       (0.02)              0.25

     The pro forma disclosures above include the amortization of the fair value of all options vested during 1996 and 1997. The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts.

     The weighted average Black-Scholes value of options granted under the stock option plans during 1996 and 1997 was $3.57 and $6.64. Value was estimated using an expected life of five years, no dividends, volatility of .80, and risk-free interest rates of 6.1% and 6.4% in 1996 and 1997.

(9)  EMPLOYEE STOCK PURCHASE PLAN

     In June 1996, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 350 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specific dates determined by the Board of Directors, to the purchase of shares of common stock. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. During the year ended September 30, 1997, 36 shares were purchased under this plan.

(10) QUALIFIED PROFIT SHARING PLAN

     The Company adopted a 401(k) profit sharing plan in January 1993. The plan is offered to eligible employees and calls for a discretionary employer match of employee contributions which is approved by the Board of Directors. To participate in the plan, employees must have been employed for 90 days, and work a minimum of 1,000 hours during the plan year. The Company matches all employee contributions up to 3% of earnings and half of employee contributions from 3% to 5%. Company contributions paid in the years ended September 30, 1995, 1996 and 1997 were $31, $118, and $271, respectively.


(11) WORLDWIDE OPERATIONS

     Information regarding worldwide operations is as follows:

                                                                  UNITED
                                                                  STATES         EUROPE        ELIMINATIONS        TOTAL
                                                               -------------  -------------  -----------------  -----------
September 30, 1997, and for the year then ended:
     Revenue to unaffiliated customers.......................        $29,575        $5,120            $     -      $34,695
     Intercompany transfers..................................          1,567             -             (1,567)           -
                                                                     -------        ------            -------      -------
          Net revenues.......................................         31,142         5,120             (1,567)      34,695
     Operating income (loss).................................          3,940          (180)                 -        3,760
     Assets..................................................         49,277         3,340             (2,059)      50,558

September 30, 1996, and for the year then ended:
     Revenue to unaffiliated customers.......................         19,234         1,004                  -       20,238
     Intercompany transfers..................................            491             -               (491)           -
                                                                     -------        ------            -------      -------
          Net revenues.......................................         19,725         1,004               (491)      20,238
     Operating income (loss).................................             57          (133)                 -          (76)
     Assets..................................................         10,498           608               (557)      10,549

September 30, 1995, and for the year then ended:
     Revenue to unaffiliated customers.......................         12,002             -                  -       12,002
     Intercompany transfers..................................              -             -                  -            -
                                                                     -------        ------            -------      -------
          Net revenues.......................................         12,002             -                  -       12,002
     Operating income........................................            220             -                  -          220
     Assets..................................................          4,798             -                  -        4,798

(12) CONTINGENCIES

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(13) QUARTERLY INFORMATION (UNAUDITED)

     The following table presents unaudited quarterly operating results for each of the Company's eight quarters in the two-year period ended September 30, 1997.

                                                                                         Quarter ended
                                                                      ---------------------------------------------------
                                                                       Dec. 31,    Mar. 31,      Jun. 30,     Sept. 30,
                                                                      ----------  -----------  ------------  ------------
Fiscal year 1997
     Total revenue..................................................      $6,635       $7,821       $9,411       $10,827
     Gross margin...................................................       5,723        6,693        7,939         9,353
     Operating income...............................................         553          749          869         1,590
     Net income.....................................................         507          799          922         1,475
     Pro forma net income...........................................         442          731          881          1334
     Basic earnings per share.......................................        0.07         0.09         0.10          0.15
     Diluted earnings per share.....................................        0.08         0.09         0.10          0.15
     Pro forma basic earnings per share.............................        0.06         0.08         0.09          0.14
     Pro forma diluted earnings per share...........................        0.05         0.07         0.08          0.12

FISCAL YEAR 1996
     Total revenue..................................................       3,743        4,968        5,455         6,072
     Gross margin...................................................       3,220        4,345        4,600         4,918
     Operating income (loss)........................................         167          117          (66)         (294)
     Net income (loss)..............................................         174          157           31          (315)
     Pro forma net income (loss)....................................         123          107          (34)         (153)
     Basic earnings (loss) per share................................        0.03         0.03         0.01         (0.06)
     Diluted earnings (loss) per share..............................        0.02         0.02         0.01         (0.04)
     Pro forma basic earnings (loss) per share......................        0.02         0.02        (0.01)        (0.03)
     Pro forma diluted earnings (loss) per share....................        0.02         0.01        (0.01)        (0.02)

(14) SUBSEQUENT EVENTS

     On October 1, 1997 the Company acquired approximately 80% of the outstanding stock of HotData Inc. ("HotData") for $1.3 million in cash and can contribute up to a total of $2.0 million over the next three to 15 months. HotData is developing technology to collect and verify data across the Internet. The financial results of HotData will be consolidated with the Company's financial results. The Company will have the option to purchase the minority interest of the subsidiary during a specified time period in the future.

     In October 1997, the Board adopted the Company's 1997 Non-Officer Stock Option Plan (the "1997 Plan") providing for the issuance of either nonstatutory common stock options, stock bonuses, or rights to purchase restricted stock to employees and consultants of the Company. The 1997 Plan specifically excludes directors and employees serving as officers of the Company. Under the 1997 Plan, 900 shares have been authorized for issuance.

                        ROGUE WAVE SOFTWARE CORPORATION

               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 Years Ended September 30, 1997, 1996 and 1995



                                                         BALANCE                                           BALANCE
                                                       AT BEGINNING                                        AT END
                                                        OF PERIOD         ADDITIONS       DEDUCTIONS      OF PERIOD
                                                     ----------------  ---------------  --------------  -------------
September 30, 1997
   Allowance for doubtful accounts.................              $107             $129          $  --            $236
   Sales returns and allowance.....................               111              112             --             223

September 30, 1996
   Allowance for doubtful accounts.................               251               --           (144)            107
   Sales returns and allowance.....................               111              598           (598)            111

September 30, 1995
   Allowance for doubtful accounts.................                34              539           (322)            251
   Sales returns and allowance.....................                36              453           (378)            111


(c)  Exhibits*

  EXHIBIT
   NUMBER               DESCRIPTION OF DOCUMENT
------------            ------------------------
        11.1            Computation of Net Income Per Share
        23.1            Consent of KPMG Peat Marwick L.L.P.
        23.2            Consent of Coopers & Lybrand L.L.P.
        27.1            Financial Data Schedule.
___________
*  Includes only the exhibits filed herewith

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ROGUE WAVE SOFTWARE, INC.

Dated:  May 21, 1998     By: /s/ Michael Scally
        ------------         ----------------------
                             Michael Scally
                             President and Chief Operating Officer

                                EXHIBIT INDEX*

  EXHIBIT
   NUMBER           DESCRIPTION OF DOCUMENT
------------        -----------------------
        11.1        Computation of Net Income Per Share
        23.1        Consent of KPMG Peat Marwick L.L.P.
        23.2        Consent of Coopers & Lybrand L.L.P.
        27.1        Financial Data Schedule.
___________
*  Includes only the exhibits filed herewith